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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS




    We consent to the incorporation by reference in Registration Statement 33-61977 on Form S-8 dated August 21, 1995, Registration Statement 33-61979 on Form S-8 dated August 21, 1995, Registration Statement 33-12571 on Form S-8 dated March 11, 1987 and Registration Statement 33-593 on Form S-8 dated October 1, 1985, of our report dated February 25, 1999, (except for Note D, as to which the date is March 31, 1999), with respect to the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998 of Integral Vision, Inc. and subsidiary (formerly Medar, Inc. and subsidiaries) included in the Annual Report (Form 10-K) for the year ended December 31, 2000.



    /S/ Ernst & Young, LLP

    Detroit, Michigan
    March 28, 2001